INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Stewardship Financial Corporation:


We consent to incorporation by reference in registration statement Nos. 333-20699 on Form S-3, 333-20793 on Form S-8 and 333-31245 on Form S-8 of
Stewardship Financial Corporation of our report dated January 30, 1998, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-KSB of Stewardship Financial Corporation.


                                           /s/ KPMG PEAT MARWICK LLP
                                               ---------------------------------
                                               KPMG Peat Marwick LLP


Short Hills, New Jersey
March 26, 1998